Exhibit 3.29

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

PIONEER METALS INC.,

a Florida corporation

Re: Name Change to GOODMAN DISTRIBUTION SOUTHEAST, INC.

Pursuant to the provisions of section 607.1006, Florida Statutes, Pioneer Metals Inc., a Florida Profit Corporation, Document # 181569 (the “Corporation”), adopts the following amendment to its Articles of Incorporation:

Change of Name to Goodman Distribution Southeast, Inc.

Article I of the Amended and Restated Articles of Incorporation is hereby amended so that, as amended, Article I shall read in its entirety as follows:

“ARTICLE I Name

The name of the Corporation is GOODMAN DISTRIBUTION SOUTHEAST, INC.”

The foregoing Amendment to the Articles of Incorporation of the Corporation was proposed and unanimously approved by the Corporation’s directors and sole shareholder by Joint Written Consent effective as of July 19, 2007.

IN WITNESS WHEREOF, the undersigned Assistant Secretary of the Corporation has executed these Articles of Amendment this 19th day of July, 2007.

GOODMAN DISTRIBUTION SOUTHEAST, INC., a Florida corporation (Formerly known as PIONEER METALS INC.)

By:	/s/ R. M. Bryant
R. Mike Bryant, Assistant Secretary